P

Portman

Limited

ABN 22-007 871 892

27 April 2006

Level 11 The Quadrant 1 William Street Perth 6000 Western Australia GPO Box W2017 Perth, 6001 Tel: 61 8 9426 333 Fax 61 8 9426 3344

(9 pages in total)

The Announcements Officer
Australian Stock Exchange (Sydney) Limited
Level 10
20 Bond Street
SYDNEY NSW 2001

Electronically Lodged

Dear Sir

QUARTERLY REPORT FOR THE PERIOD ENDED 31 MARCH 2006

Please find attached Portman’s Quarterly Report for the period ended 31 March 2006.

Yours faithfully

/s/ L. A. Kipfstuhl

L. Kipfstuhl
COMPANY SECRETARY

PORTMAN LIMITED

P

A.B.N. 22 007 871 892

QUARTERLY REPORT FOR THE PERIOD ENDED
31 MARCH 2006

HIGHLIGHTS

Earnings

•	Net profit $16.8 million.

Marketing

•	Iron ore prices remain under negotiation but continued market tightness for fine ore points to a further increase.

Koolyanobbing Project

•	Quarterly shipments totalled 1.311M tonnes.

•	All infrastructure associated with the expansion to 8Mtpa is now in place.

•	Skills shortages continue to reduce productivity and add to costs.

Cockatoo Island Project (100%)

•	Quarterly shipments totalled 305K tonnes.

•	Severe weather adversely affected operations during March.

PORTMAN LIMITED

P

A.B.N. 22 007 871 892

1.0 PORTMAN REPORTS FIRST-QUARTER EARNINGS

Portman Limited (ASX:PMM) today reported a first-quarter 2006 unaudited net profit of $16.8 million or 9.6 cents per share (all per-share amounts are “diluted”), versus net profit before transaction costs of $21.1 million or 12.0 cents per share in 2005. Net profit in 2005 including the transaction costs was $16.1 million or 9.2 cents per share.

Following is a summary:

	(In Millions Except Per Share)
	First Quarter
	2006	2005
Sales Tonnes	1.5	1.4
Sales Revenue	$84.0	$71.6
Net profit before transaction costs:
Amount	$16.8	$21.1
Cents per share	9.6	12.0
Expenses related to the transaction after tax:
Amount		(5.0)
Cents per share		(2.8)
Net profit:
Amount	$16.8	$16.1

Cents per share	9.6	9.2

The decrease in net profit before transaction costs of $4.3 million was comprised of a $6.2 million reduction in pre-tax profit, net of $1.9 million reduction in income taxes. The pre-tax earnings decrease of $6.2 million was due primarily to increased costs of good sold, $15.9 million, a mark to market adjustment on hedging of $3.0 million, exploration expense, $0.2 million, partially offset by increased revenues of $12.4 million and reduced corporate overheads $0.5 million.

•	Cost of Goods Sold increased $15.9 million, primarily due to higher mining costs, $7.2 million, higher waste removal $5.2 million and increased rail freight $2.6 million. Input costs in all areas are being affected by higher fuel costs and labour skills shortage.

•	The mark to markets adjustment for the hedge book was unfavourable $3.0 million, reflecting the March 2006 month end weakness of the Australian dollar.

•	Increased exploration expenditures $0.2 million.

•	Sales revenue increased by $12.4 million, due to the 2005 international ore price increase for the Portman customers with 1 April contract dates, $16.8 million, higher sales volume in 2006, $1.3 million, partially offset by exchange rate effects of $5.7 million.

•	Corporate overheads were favourable $0.5 million, reflecting higher interest income on invested cash and lower staffing.

Capital Expenditure

The Company’s capital expenditure program for 2006 including the completion of the approved expansion to 8 million tonnes per annum and new profit improvement and other sustaining capital items, is estimated to total $42.8 million, which will be funded from current cash flow. Capital expenditures in 2005 totalled $76.9 million.

Expenditures on the expansion project are nearing completion and are estimated to be $19.4 million in 2006 bringing the revised project total to $87.4 million. Delays caused by shortages of skilled labour, weather and equipment deliveries all contributed to the cost increase of $8.1 million from the previously reported estimate.

The plant is currently in ramp up mode while punch list items are completed and minor adjustments made. Portman expects to be shipping at the 8.0 million tonne rate in the third quarter.

Liquidity

At March 31, 2006, Portman had $57.2 million of cash and cash equivalents. At December 31, 2005, Portman had $74.5 million of cash and cash equivalents. The $17.3 million decrease in liquid assets primarily reflected the increased capital expenditures and an increase working capital.

Outlook

Richard Mehan, Managing Director stated that the delay in completion of the expansion project will reduce Portman’s estimated 2006 sales volume to 7.0 million tonnes from the Koolyanobbing Project. “We continue to see the effects of skills shortages and fuel costs on the input costs for our operation. Production costs per tonne are expected to increase approximately 15% from the 2005 cost of sales. The market continues to be strong and we are devoting our efforts towards bringing the new plant into stable operation”.

Accounting Change

In the quarter, Portman changed its accounting policy to expense Exploration Expenditures as incurred. The prior period comparative has been restated as if this policy had applied.

2.0	PORTMAN IRON ORE
	2.1	Koolyanobbing Project

		2.1.1.	Production

Production and shipments for the quarter were as follows:

	Actual	Actual	Actual
	Mar Qtr 2006	YTD 2006	Mar Qtr 2005
-
Koolyanobbing Iron Ore Project
	-	-	-
Waste: (bcm)
Koolyanobbing	474,038	474,038	132,353
Mt Jackson	259,786	259,786	376,264
Windarling	1,582,463	1,582,463	1,111,092
Total Waste	2,316,287	2,316,287	1,619,709

Ore Mined: (wmt)

Koolyanobbing	283,272	283,272	95,714

Mt Jackson	584,287	584,287	766,028

Windarling	693,441	693,441	620,110

Total Ore Mined	1,561,000	1,561,000	1,481,852

Ore Processed: (wmt)

Lump	584,974	584,974	722,941

Fines	576,408	576,408	697,361

Total Ore Processed	1,161,382	1,161,382	1,420,302

Ore Railed: (wmt)

Lump	752,020	752,020	630,116

Fines	572,578	572,578	668,830

Total Ore Railed	1,324,598	1,324,598	1,298,946

Ore Shipped: (wmt)

Lump	750,480	750,480	654,979

Fines	560,473	560,473	670,331

Total Ore Shipped	1,310,953	1,310,953	1,325,310

2.1.2.	Project Development

•	Commissioning of the upgraded plant and Koolyanobbing stockpile areas has been completed.

•	Production will move to an 8Mtpa rate as quickly as possible.

•	Ongoing skills shortages are hampering our ability to maximise production and improve productivity.

•	Costs of virtually all inputs to the project continue to rise.

2.1.3.	Marketing

The market, particularly for fine ore, remains strong.

Despite controversy over attempts to cap prices in China, another increase is expected.

2.2.	Cockatoo Island Joint Venture (100%)

2.2.1.	Production

Production and shipments for the quarter were as follows:

	Actual	Actual	Actual
	Mar Qtr 2006	YTD 2006	Mar Qtr 2005
Cockatoo Island
Iron Ore Project

Waste (bcm)	61,296	61,296	139,854

Ore Mined (wmt)	244,156	244,156	244,175

Ore Produced (wmt)	278,566	278,566	247,354

Ore Shipped (wmt)	305,200	305,200	241,527

2.3	Exploration

Summary

The Koolyanobbing, Mt Finnerty and Perrinvale project areas have been the primary focus of exploration activity during the quarter. At the Koolyanobbing project area, infill and step-out reverse circulation drilling comprised a total of 27 drill holes for 2,284 meters during the reporting period. At the Mt Finnerty project area, prospect mapping was completed with initial drilling targets defined. Preliminary reconnaissance mapping of Portman’s Perrinvale exploration tenements commenced.

Koolyanobbing Project Area

Reverse circulation drilling conducted during the 1st quarter, 2006, consisted of the completion of a resource definition program at the F North deposit with 20 holes drilled with the remaining 1st quarter drilling at the C deposit where 7 holes were completed.

•	The resource definition drilling during the quarter at the F North deposit on the Koolyanobbing Range completes a 76 hole — 5,585 meter program. The F North mineralization consists of narrow discontinuous lenses of bedded goethite-hematite and patches of canga mineralisation. Best assay results for the reporting period consists of 38 meters @ 61.34% Fe, 0.141% P, 0.036% S, 1.72% Al2O3 and 3.70% SiO2 from 44 meters in drill hole KFRC227, 18 meters @ 59.74% Fe, 0.050% P, 0.032% S, 1.26% Al2O3 and 3.13% SiO2 from 1 meter depth in drill hole KFRC230, 27 meters @ 61.03% Fe, 0.015% P, 0.061% S, 1.03% Al2O3 and 4.16% SiO2 from 58 meters in drill hole KFRC231, and 17 meters @ 60.58% Fe, 0.054% P, 0.049% S, 1.33% Al2O3 and 3.31% SiO2 from 19 meters in drill hole KFRC239. Geologic modelling of the mineralization domains is presently being undertaken with the intent of evaluating F North’s potential as a JORC-compliant resource.

•	The drilling at the C deposit consists of in-fill drilling to improve the geologic confidence of the inferred portion of the present resource estimate. No assay results from the 1st quarter drilling at C were available during the reporting period.

•	An update to the W1 geologic model based on 4th quarter 2005 drilling of both westerly and easterly extensions to the deposit is near completion. The results of the remodelling will be assessed to determine if an updated resource estimate is warranted.

Mt. Finnerty Project Area

The Mt Finnerty project area is located 65 kilometres east of the Koolyanobbing Range and is covered by an iron ore joint venture agreement with Reed Resources executed in the 3rd quarter 2005. The geology of the project area consists of the north-westerly trending Watt Hills greenstone belt containing lenses of variably mineralized and lateritised banded iron formation over a 30 kilometre strike length.

During the reporting period prospect definition mapping was conducted resulting in the identification of nine separate outcropping zones of mineralisation that warrant drill testing. A scout drilling program at Mt Finnerty has been formulated consisting of 2 to 3 drill fences per prospect with 2 to 3 holes on each fence, the main objective being determination of the depth extent of the surface-mapped mineralisation. Ground clearance approvals for 8 of the 9 drill prospects have been received with drilling to commence in April.

Perrinvale Project Area

The Perrinvale project area comprises two Portman exploration licences (E29/565 and E30/291) located approximately 90km west of Menzies. During the period reconnaissance mapping was conducted and 68 outcrop grab samples were collected within the project area. The work focused on north-trending magnetic units highlighted by 200 meter line-spaced aeromagnetic surveys, and areas mapped as BIF in the 1:250,000 government mapping. Most of the work was conducted within E30/291.

Reconnaissance revealed a number of predominantly goethitic mineralised outcrops. The goethite mineralisation noted to date occurs mostly as thin (usually <10m wide) discontinuous lenses up to 400m long. One mineralised lens in the southern portion of E30/291 is approximately 300m long with an average width of about 25 metres.

This initial reconnaissance work is considered encouraging with further reconnaissance planned for the upcoming quarter.

Exploration Expenditure

	(000’s)
	Mar Qtr 2006	YTD 2006	Mar Qtr 2005
Koolyanobbing Project $	755	755	649

Cockatoo Island $	4	4	11

The information in this report that relates to Exploration Results, Mineral Resources or Ore Reserves is based on information compiled by Mr R G Graber, who is a Member of the American Institute of Professional Geologists (AIPG), a ‘Recognised Overseas Professional Organisation’ included in a list promulgated by the ASX from time to time. Mr Graber is an employee of Cliffs Reduced Iron Management Company, a subsidiary of Cleveland-Cliffs Inc, and is seconded to the company. Mr Graber has sufficient experience which is relevant to the style of mineralisation and type of deposit under consideration and to the activity which he is undertaking to qualify as a Competent Person as defined in the 2004 Edition of the “Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves’. Mr Graber consents to the inclusion in this report of the matters based on his information in the form and context in which it appears.

3.0	FOREIGN EXCHANGE HEDGING

Total residual foreign exchange cover for the Portman Group at 31 March 2006 was US$303.5M.

YEAR	2006	2007	2008	2009	TOTAL
Face Value US$M	145.50	105.50	42.50	10.0	303.50

Weighted Avg “Worst” Case Hedge Rate	0.7337	0.7543	0.7429	0.7500	0.7425

Portman Group’s current Foreign Exchange Policy, for all hedging, provides for:

•	Up to 12 months maturity: Uncommitted Hedging: Minimum 50% Maximum 90% of forecast USD sales Committed Hedging: Maximum 90% of forecast USD sales

•	12 to 24 months maturity: Uncommitted Hedging: Minimum 25% Maximum 75% of forecast USD sales Committed Hedging: Maximum 30% of forecast USD sales

•	24 to 36 months maturity: Uncommitted Hedging: Minimum 15% Maximum 50% of forecast USD sales Committed Hedging: Maximum 15% of forecast USD sales

PORTMAN LIMITED
A.B.N. 22 007 871 892

Corporate Information

Directors
John Brinzo	Chairman

Richard Mehan	Managing Director/CEO

David Gunning	Director

Donald Gallagher	Director

William Calfee	Director

Michael Perrott	Independent Director

Malcolm Macpherson	Independent Director

Company Secretary

Leo Kipfstuhl

Registered Office

Level 11, The Quadrant
1 William Street
Perth  6000
WESTERN AUSTRALIA

Telephone:        (08) 9426 3333
Facsimile:          (08) 9426 3344

Internet site:      www.portman.com.au

At 31 March 2006 there were 175,690,073 Ordinary shares on issue.

Substantial Shareholders as at 31 March 2006

Cleveland-Cliffs Australia Pty Ltd
AMP Limited

Reporting Calendar

Anticipated release dates for information in 2006 and other important anticipated dates are as follows:

Annual General Meeting June 2006 Quarterly Report 2006 Half Yearly Report	24 May 2006 Late July 2006 Late August 2006